Exhibit 99.1
Investor Relations Contact:
Jason Gold
Cornerstone
jgold@csod.com

Media Contact:
Deaira Irons
Cornerstone
dirons@csod.com

Cornerstone to Hold Virtual 2020 Annual Meeting of Shareholders

SANTA MONICA, Calif. — June 5, 2020 — Cornerstone OnDemand, Inc. (“Cornerstone”) (NASDAQ: CSOD), a global leader in people development solutions, today announced that it will host its 2020 annual meeting of stockholders (the “Annual Meeting”) on June 25, 2020, at 1 p.m. Pacific Time in a virtual-only meeting format.

Due to the ongoing public health impact of the COVID-19 pandemic, and to support the health and well-being of employees, directors and stockholders, Cornerstone no longer intends to hold its Annual Meeting in person.

Stockholders of record as of the close of business on April 27, 2020, the record date for the Annual Meeting, can attend the Annual Meeting via the internet at www.virtualshareholdermeeting.com/CSOD2020. Stockholders that would like to participate in the Annual Meeting can do so by using the 16-digit control number included on the proxy card, the voting instruction form or notice previously distributed. Stockholders that hold their shares through a bank, securities broker, dealer or other nominee and do not have a control number should contact the nominee. Stockholders will be able to vote during the Annual Meeting by following the instructions on the meeting website during the Annual Meeting.

The proxy card included with the proxy materials previously distributed will not be updated to reflect the change to a virtual-only meeting format but can be used by stockholders to vote their shares in connection with the Annual Meeting. No additional action is required for stockholders that have already voted.

A notice regarding this change to a virtual-only meeting format is also being filed as additional proxy materials with the U.S. Securities and Exchange Commission.

About Cornerstone
Cornerstone is a premier people development company. We believe people can achieve anything when they have the right development and growth opportunities. We offer organizations the technology, content, expertise and specialized focus to help them realize the potential of their people. Featuring comprehensive recruiting, personalized learning, modern training content, development-driven performance management and holistic employee data management and insights, Cornerstone’s people development solutions are used by approximately 7,000 clients of all sizes, spanning more than 75 million users across over 180 countries and 50+ languages. Learn more at www.cornerstoneondemand.com.